Exhibit 5.2

August 11, 2021

Corporate Office Properties, L.P.

6711 Columbia Gateway Drive

Suite 300

Columbia, Maryland 21046

Re: Corporate Office Properties, L.P. Registration and Issuance of $400,000,000 of 2.000% Senior Notes due 2029

Ladies and Gentlemen:

We have acted as special counsel to Corporate Office Properties Trust, a Maryland real estate investment trust (“COPT”), and Corporate Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters arising out of the registration and issuance by the Operating Partnership of up to $400,000,000 aggregate principal amount of the Operating Partnership’s 2.000% Senior Notes due 2029 (the “Notes”). The Notes are being sold pursuant to an Underwriting Agreement, dated as of August 2, 2021 (the “Underwriting Agreement”), by and among COPT, the Operating Partnership, and J.P. Morgan Securities LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriters”).

In connection with our representation of COPT and the Operating Partnership, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

(i)            The registration statement on Form S-3 (File Nos. 333-230764 and 333-230764-01) (the “Registration Statement”) filed by COPT and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 8, 2019;

(ii)           The preliminary prospectus supplement of the Operating Partnership dated August 2, 2021, including the accompanying base prospectus dated April 8, 2019 (the “Base Prospectus”), which was filed the Operating Partnership on August 2, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act;

(iii)          The final prospectus supplement of the Operating Partnership dated August 2, 2021, including the Base Prospectus, which was filed by the Operating Partnership with the Commission on August 4, 2021 pursuant to Rule 424(b)(5) promulgated under the Securities Act (such prospectus in the form so filed pursuant to Rule 424(b), the “Prospectus Supplement”);

(iv)          The Underwriting Agreement;

(v)           The Senior Indenture, dated April 8, 2019, between the Operating Partnership, as issuer, COPT, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture thereto, to be dated as of August 11, 2021 (as so supplemented, the “Indenture”);

(vi)          The form of global certificate (the “Global Certificate”), evidencing the aggregate principal amount of the Notes;

(vii)         The Amended and Restated Declaration of Trust of COPT, as amended through May 15, 2018 (the “Declaration of Trust”);

(viii)        The Amended and Restated Bylaws of COPT, as amended through May 2017 (the “Bylaws”);

Corporate Office Properties, L.P.

August 11, 2021

(ix)           Resolutions adopted at a meeting of the Board of Trustees of COPT on July 27, 2021;

(x)            Resolutions adopted at a telephonic meeting of the Pricing Committee of the Board of Trustees of COPT on August 2, 2021;

(xi)           A certificate of the Secretary of COPT as to the authenticity of the Declaration of Trust and Bylaws, the resolutions of COPT’s trustees referred to in (ix) and (x) above, and certain other matters; and

(xii)          Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In expressing the opinions set forth below, we have assumed the following:

(a)            Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b)            Each individual executing any of the Documents on behalf of a party (other than COPT or the Operating Partnership) is duly authorized to do so.

(c)            Each of the parties (other than COPT or the Operating Partnership) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

(d)            All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified, pdf or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Notes have been duly authorized by all necessary partnership action on the part of the Operating Partnership, and that when the Global Certificate evidencing the Notes has been duly executed by the Operating Partnership, duly authenticated by the Trustee in the manner provided in the Indenture and the Notes have been delivered against payment of the purchase price therefor specified in the Underwriting Agreement, the Notes will be valid and binding obligations of the Operating Partnership.

The foregoing opinion is limited to the substantive laws of the State of New York and the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware and the State of New York, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Delaware and the State of New York, we do not express any opinion on such matter.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Corporate Office Properties, L.P.

August 11, 2021

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Current Report on Form 8-K and incorporated by reference into the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP